Exhibit 16.1

February 9, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for LivePerson, Inc. and, under the date of January 29, 2004, we reported on the consolidated financial statements of LivePerson, Inc. as of and for the years ended December 31, 2003 and 2002. On February 3, 2005, we notified LivePerson, Inc. that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of LivePerson, Inc.’s consolidated financial statements as of and for the year ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, and the issuance of our reports thereon. We have read LivePerson, Inc.’s statements included under Item 4.01 of its Form 8-K dated February 9, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with LivePerson, Inc.’s statement that the change was approved by the Audit Committee, and we are not in a position to agree or disagree with LivePerson, Inc.’s statement that it has requested proposals from auditing firms for its fiscal 2005 audit for consideration by the Audit Committee, but that it has not yet named a successor independent auditor.

Very truly yours,

/s/ KPMG LLP